Exhibit 99

Virginia Commerce Bancorp, Inc. Reports Strong 3rd Quarter Performance With Significant Asset Quality Progress

ARLINGTON, Va.--(BUSINESS WIRE)--October 19, 2011--Virginia Commerce Bancorp, Inc. (the “Company”), (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported net income to common stockholders of $5.2 million, or $0.17 per diluted common share, for the third quarter of 2011, compared with a net income to common stockholders of $5.7 million, or $0.20 per diluted common share, for the same period in 2010. Non-performing assets and loans 90+ days past due decreased 25.3% sequentially, from $74.7 million at June 30, 2011, to $55.9 million at the current quarter-end.

Peter A. Converse, President and Chief Executive Officer, commented, “The Company’s third quarter represented a rather well-rounded performance. Net income to stockholders was relatively strong at $5.2 million, asset quality improved markedly across the board, and the resumption of modest loan growth during the third quarter is encouraging.”

“First of all, net income to stockholders of $5.2 million was relatively strong, albeit less, as compared to the prior quarter and the same period last year. The sequential decline was mostly due to a $2.5 million increase in loan loss provisioning expense and a $660 thousand OREO write-down, that were necessary to facilitate transactions resulting in greater quarterly progress in problem loan resolution. Additionally, the higher earnings a year ago included $1.0 million of death benefits received from bank-owned life insurance during that quarter. Secondly, asset quality exhibited meaningful overall improvement in the third quarter. As already indicated, non-performing assets and loans 90+ days past due decreased 25.3% sequentially to $55.9 million, or 1.9% of total assets. Troubled debt restructuring (“TDRs”) declined 13.1%, from $81.1 million at June 30, 2011, to $71.7 million at the end of the third quarter. Loans 30-89 days past due improved to $12.8 million as of September 30, 2011, from $15.1 million the prior quarter. Based on this asset quality improvement, our analysis of current portfolio risk and other asset resolution strategies currently being implemented, we anticipate maintaining a healthy rate of progress in reducing problem assets. Finally, despite various headwinds to loan growth since 2009, we see progress in the modest sequential growth of 0.1% in net loans during the third quarter, which we believe may represent the inflection point after 2½ years of negative growth. Taking into account our current loan pipeline and business development activity, we are cautiously optimistic that we have turned the corner and that loan production will exceed run-off on an ongoing basis."

Converse continued, “Our confidence in being able to sustain earnings and asset quality progress is high and, as a result, based upon preliminary projections, we expect to be able to pay off TARP from earnings. We currently intend to do so before the dividend rate increases from 5% to 9% in the fourth quarter of 2013. Accordingly, we do not anticipate pursuing a capital raise for the foreseeable future and will provide more clarity on the timeframe for TARP repayment through earnings following year-end. The repayment process is subject to regulatory approval and is not likely to start until the end of the second quarter of 2012 at the earliest.”

Converse concluded, “We were among the many community banks not approved for participation in the Small Business Lending Program. While we felt that participation in the Program would have been beneficial, the non-participation in no way affects our inclination to earn our way out of TARP. We had a positive SBLF recommendation from our regulators, and are at a loss to understand the Treasury’s rationale for the decline. As was the case with many other banks not approved for SBLF, the reasons were not made clear. Given our progress in earnings and asset quality improvement since we made application earlier this year, we anticipate timing and stale information may have played a role. To formally conclude the application process, we withdrew our application.”

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

Net Income

For the three months ended September 30, 2011, the Company recorded net income of $6.6 million. After an effective dividend of $1.3 million to the U.S. Treasury on the Company’s TARP preferred stock, the Company reported net income to common stockholders of $5.2 million, or $0.17 per diluted common share, compared to net income to common stockholders of $5.7 million, or $0.20 per diluted common share, in the third quarter of 2010. For the nine months ended September 30, 2011, the Company reported net income to common stockholders of $16.4 million, or $0.53 per diluted common share, compared to net income to common stockholders of $13.2 million, or $0.46 per diluted common share, for the same period in 2010. The higher earnings reported for the three months ended September 30, 2010, were largely attributable to $1.0 million of death benefits received from bank-owned life insurance during that quarter. Earnings improvement for the nine-month period ended September 30, 2011, as compared to the same period in 2010, was attributable to lower provisions for loan losses, higher net interest margins and non-interest expense reduction.

Adjusted operating earnings for the three months ended September 30, 2011, were $14.3 million, down $321 thousand, or 2.2%, compared to $14.6 million for the three months ended September 30, 2010. On a sequential basis, adjusted operating earnings were down $161 thousand for the three months ended September 30, 2011. The Company calculates adjusted operating earnings by excluding taxes, provisions for loan losses, losses on other real estate owned, gains on sale of securities, death benefits received from bank owned life insurance, and impairment losses on securities.

Asset Quality and Provisions For Loan Losses

Provisions for loan losses were $3.9 million for the quarter ended September 30, 2011, compared to $5.1 million in the same period in 2010, with total net charge-offs of $7.7 million in the third quarter of 2011 versus $4.7 million for the same period a year ago. For the nine months ended September 30, 2011, provisions for loan losses totaled $11.2 million, compared to $13.5 million for the prior year period, with 2011 year-to-date net charge-offs of $24.2 million, up $8.3 million, from $15.9 million in the nine months ended September 30, 2010. Charge-offs during the quarter included $4.0 million in partial write-downs of five residential acquisition and development loans to reduce the book balance to estimated liquidation value, a $900 thousand write-down to facilitate the sale of a commercial acquisition and development loan, charge-offs of $1.9 million for three non-farm, non-residential loans prior to implementing a deed in lieu of foreclosure and foreclosing after a bankruptcy stay was lifted, a $340 thousand short-sale of a one-to-four family residential mortgage and an $840 thousand write-down of commercial and industrial loans pursuant to a forbearance and settlement agreement. Charge-offs of $7.4 million were supported by specific reserves.

Total non-performing assets and loans 90+ days past due declined from $82.4 million at September 30, 2010, to $55.9 million at September 30, 2011, and decreased $18.9 million sequentially, from $74.7 million at June 30, 2011. The Company’s sequential improvement in non-performing assets and loans 90+ days past due was facilitated by $7.9 million in charge-offs, a $660 thousand write-down upon the sale of other real estate owned, $8.6 million in proceeds from the sale of non-performing loans or other real estate owned, $1.2 million in net upgrades of loans to performing status and $515 thousand in recoveries of loans previously charged-off.

Non-performing loans continue to be concentrated in residential and commercial construction and land development loans in outer sub-markets hardest hit by the residential downturn and commercial and consumer credits experiencing the after shocks in sub-contracting businesses and workforce employment. Overall, as of September 30, 2011, $26.3 million, or 58.6%, of non-performing loans represented acquisition, development and construction (“ADC”) loans, $5.0 million, or 11.2%, represented loans on one-to-four family residential properties, $7.6 million, or 16.9%, represented non-farm, non-residential loans, and $5.5 million, or 12.2%, represented commercial and industrial (“C&I”) loans. As of September 30, 2011, the allowance for loan losses represented 2.30% of total loans, down from 2.47% at June 30, 2011, with such allowance covering 108.6% of total non-performing loans.

Included in the loan portfolio at September 30, 2011, are loans classified as troubled debt restructurings (“TDRs”) totaling $71.7 million, a sequential reduction of 13.1%, or $9.4 million, from $81.1 million at June 30, 2011. These are performing, accruing loans that represent relationships for which a modification to the contractual interest rate or repayment structure has been granted to address a financial hardship. These loans make up 3.3% of the total loan portfolio at September 30, 2011, and represent $22.9 million in ADC loans, $35.1 million in non-farm, non-residential real estate loans, $9.5 million in C&I loans and $4.2 million in one-to-four family residential loans. At September 30, 2011, 47.0% of the Company’s TDRs were reviewable TDRs and 53.0% were permanent TDRs. Reviewable TDRs are loans that have been restructured at or will return to a market rate of interest and can include a temporary interest rate modification, partial deferral of interest or principal or an extension of term. They can return to performing status upon six months of on-time payments following the return to a market rate of interest, but only in the fiscal year following the year of restructure. Permanent TDRs are loans that have been restructured and include a permanent interest rate reduction. They remain in a TDR status until the loan is paid off. The sequential reduction in TDRs was attributable to payoffs and principal curtailments of $5.1 million, upgrades to performing status of $4.3 million and transfers to non-accrual of $1.0 million offset by $1.0 million of new TDR additions.

Net Interest Income

Net interest income of $26.7 million for the third quarter of 2011 was down $452 thousand, or 1.7%, over the same quarter last year, due primarily to a decrease in the net interest margin from 3.96% in the third quarter of 2010 to 3.85% for the third quarter 2011. Interest expense decreased $2.0 million for the quarter ended September 30, 2011, from the same period in 2010 and decreased $6.6 million for the nine months ended September 30, 2011, compared to 2010. The Company expects that interest expense will decline further in the fourth quarter of 2011 as interest rates were lowered in late September by an average of 15 basis points on approximately $1 billion in transaction accounts. Reductions in interest expense partially offset the decrease in interest and fee income on loans of $2.4 million for the three-months ended September 30, 2011, as compared to the same period in 2010. Year-to-date interest and fee income on loans decreased $5.0 million, as compared to the same period in 2010. The decline in interest and fee income on loans from 2010 to 2011 is attributable to decreases in average outstanding loan balances of $2.5 million for the three months and $81.0 million for the nine months ended September 30, 2011, as compared to the same periods in 2010. Year-to-date net interest income of $79.7 million was up 1.9%, compared to $78.2 million in 2010. On a sequential basis, the net interest margin was down fourteen basis points due primarily to decreased average loans and higher balances in lower earning assets during the third quarter of 2011. The increase in the net interest margin for the nine months ended September 30, 2011, compared to the same period in 2010, was primarily driven by lower deposit costs due to significant reductions in the level of time deposits, increased levels of demand deposits and lower rate interest-bearing transaction accounts. Management anticipates the net interest margin will range between 3.70% and 3.85% for the remainder of 2011.

Non-Interest Income

For the three months ended September 30, 2011, the Company recognized $1.9 million in non-interest income, compared to $3.1 million for the three months ended September 30, 2010. For the nine months ended September 30, 2011, the Company recognized non-interest income of $5.7 million compared to $4.8 million for the same period in 2010. Non-interest income for the third quarter of 2010 included $1.0 million in bank-owned life insurance death benefits. Fees and net gains on loans held for sale increased $210 thousand during the third quarter of 2011 from the second quarter of 2011, and increased by $62 thousand for the nine months ended September 30, 2011, from the same period last year.

Non-Interest Expense

Non-interest expense decreased $418 thousand, or 2.7%, from $15.3 million in the third quarter of 2010, to $14.9 million in the third quarter of 2011, and was down $943 thousand, or 2.1%, from $44.8 million for the nine months ended September 30, 2010, to $43.9 million year-to-date 2011. Compared to the second quarter of 2011, non-interest expense increased $373 thousand during the third quarter of 2011. The majority of the year-over-year decreases in non-interest expense were due to lower FDIC insurance premiums and lower losses on other real estate owned. The efficiency ratio declined slightly from 49.3% in the third quarter of 2010 to 49.4% in the third quarter of 2011.

Investment Securities

Investment securities increased $221.7 million, or 58.2%, year-over-year to $602.6 million at September 30, 2011, and were up $91.5 million sequentially from June 30, 2011. U.S. Government agency securities, including mortgage-backed securities (MBS) and collateralized mortgage obligations (CMOs) comprised a majority of the increases. The portfolio contains four pooled trust preferred securities with an amortized cost basis of $9.6 million for which the Bank performs a quarterly analysis for other than temporary impairment due to significantly depressed current market quotes. The analysis includes stress tests on the underlying collateral and cash flow estimates based on the current and projected future levels of deferrals and defaults within each pool. Since the first quarter of 2009, the Bank has recorded an aggregate impairment loss of $4.2 million on three of the four pools. There was no recorded impairment loss for the third quarter of 2011. The increase of $221.7 million in investment securities was due to investing excess funds provided by increases in deposits, repurchase agreements and stockholder’s equity, combined with the run-off of loan balances and funds provided by the decrease in other asset balances. Investments were made in short term, average life pass-through securities, generally of three to four years or less. This strategy positions the Bank to maintain a constant flow of funds to support future loan growth and to provide repricing opportunities if rates begin to rise.

Loans

Loans, net of allowance for loan losses, decreased $81.0 million, or 3.7%, from $2.18 billion at September 30, 2010, to $2.10 billion at September 30, 2011. ADC loans fell by $51.8 million, or 13.8%, non-farm, non-residential real estate loans decreased $13.2 million, or 1.2%, and one-to-four family residential loans decreased $35.9 million, or 8.5%, while C&I loans increased $21.7 million, or 10.5%. Sequentially, net loans were up $2.1 million, or 0.1% as declines in ADC loans of $5.8 million, C&I loans of $3.4 million and multi-family residential loans of $13.2 million were offset by growth of $22.7 million in non-farm, non-residential real estate loans including $11.5 million in owner-occupied. Year-over-year loan production has been negatively impacted by a lower demand for credit in both the business and consumer sectors as cautious borrowers await clearer economic signs, run-off in both commercial and residential mortgage loans due to aggressive interest rate competition and a strategic decision to restrict ADC lending and focus on greater portfolio diversification as well as deposit generation and non-credit products. Lending efforts are being directed toward building greater market share in commercial lending, including non-farm, non-residential owner-occupied real estate loans, and particularly in sectors forecast for growth such as government contract lending, professional practices and associations and select service industries, with strategic hiring, marketing campaigns and call efforts. Year-over-year and sequential loan production reflect progress in executing this strategy.

Deposits

For the twelve months ended September 30, 2011, deposits increased $45.5 million, or 2.0%, to $2.37 billion, with demand deposits increasing $119.8 million, or 44.4%, savings and interest-bearing demand deposits decreasing by $36.4 million, or 3.0%, and time deposits falling $37.9 million, or 4.6%. Sequentially, deposits rose $115.2 million, or 5.1%, with demand deposits increasing by $96.4 million, or 32.9%, savings and interest-bearing demand accounts growing $5.3 million, or 0.5%, and time deposits increasing by $13.4 million, or 1.7%. The annual and sequential increases are impacted by a temporary influx of approximately $71.0 million in demand deposits that are expected to flow back out in the fourth quarter of 2011. The vast majority of these non-interest deposits in excess of historical average are held and earmarked for auction by a longstanding client that invests and trades in U.S. energy markets. Demand deposit growth remains the top deposit priority, with the increase in demand deposits primarily due to the successful efforts of the Company’s team of eight business development officers, who are focused on acquisition and retention of commercial operating funds, treasury management services and other related cross-sales. At September 30, 2011, the Bank had no brokered certificates of deposit, down from $30.0 million at September 30, 2010.

Capital Levels and Stockholders’ Equity

On March 31, 2011, the Company issued 426,000 shares of its common stock at a price of $5.87 per share in a registered direct placement with a Company director for total gross proceeds of approximately $2.5 million. In addition, the Company issued to the investor, warrants exercisable for shares of common stock, which, if fully exercised, would provide an additional $4.8 million in gross proceeds to the Company. The warrants each have an exercise price of $5.62 per share. The Series A warrants, exercisable for a total of 426,000 shares of common stock, are exercisable for a period of seven months following the closing date. The Series B warrants, also exercisable for a total of 426,000 shares of common stock, are exercisable for a period of twelve months following the closing date.

On September 29, 2010, the Company issued 1,904,766 shares of its common stock at a price of $5.25 per share in a registered direct placement with several institutional investors for total gross proceeds of $10.0 million. In addition, the Company issued to the investors warrants exercisable for shares of common stock. The warrants each have an exercise price of $6.00 per share, which represents a 14.3% premium to the offering price of the shares of common stock sold in the registered direct placement. The Series A warrants were exercisable through April 30, 2011, and 130,851 were exercised as of that date. The 952,383 Series B warrants originally were to expire on September 29, 2011, but on September 27, 2011, the expiration date of 904,764 of the Series B Warrants was extended to January 27, 2012, with 47,619 warrants having been exercised prior to the warrant extension.

Stockholders’ equity increased $28.5 million, or 11.6%, from $247.0 million at September 30, 2010, to $275.5 million at September 30, 2011, with approximately $3.5 million in net proceeds from the above referenced stock issuances, net income to common stockholders of $19.6 million over the twelve-month period, a $2.5 million increase in other comprehensive income related to the investment securities portfolio, $1.7 million in the accretion of the discount on preferred stock and $1.1 million in proceeds and tax benefits related to the exercise of options by the Company’s directors and officers, and stock option expense credits. As a result of these changes, the Company’s Tier 1 capital ratio increased from 12.96% at September 30, 2010, to 14.46% at September 30, 2011, its total qualifying capital ratio increased from 14.21% to 15.71% and its tangible common equity ratio increased from 6.39% to 7.17%. Sequentially, the Company’s Tier 1 and total qualifying capital ratios are each up 11 basis points, and its tangible common equity ratio is down 1 basis point due to higher levels of tangible assets at September 30, 2011.

CONFERENCE CALL

The Company will host a teleconference call for the financial community on October 19, 2011, at 11:00 a.m. Eastern Daylight Time to discuss the third quarter 2011 financial results. The public is invited to listen to this conference call by dialing 866-814-8482 at least 10 minutes prior to the call.

A replay of the conference call will be available from 2:00 p.m. Eastern Daylight Time on October 19, 2011, until 11:59 p.m. Eastern Daylight Time on October 26, 2011. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering access code 1554457.

ABOUT VIRGINIA COMMERCE BANCORP, INC.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank, a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-eight branch offices, one residential mortgage office and one wealth management services office, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS

The Company prepares its financial statements under accounting principles generally accepted in the United States, or “GAAP”. However, this press release also refers to certain non-GAAP financial measures that we believe, when considered together with GAAP financial measures, provide investors with important information regarding our operational performance. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Adjusted operating earnings is a non-GAAP financial measure that reflects net income excluding taxes, loan loss provisions, gains or losses on other real estate owned, impairment losses on securities, gain on sale of securities and death benefits received from bank owned life insurance. These excluded items are difficult to predict and we believe that adjusted operating earnings provides the Company and investors with a valuable measure of the Company’s operational performance and a valuable tool to evaluate the Company’s financial results. Calculation of adjusted operating earnings for the three months ended September 30, 2011, September 30, 2010, and June 30, 2011 is as follows:

	Three Months Ended September 30,		Three Months Ended June 30,
(in thousands)	2011	2010	2011

Net Income	$6,566	$6,958	$8,836
Adjustments to net income:
Provision for loan losses	3,933	5,100	1,434
Loss on other real estate owned	546	713	320
Impairment loss on securities	--	--	--
Gain on sale of securities	--	--	--
Provision for income taxes	3,277	2,917	4,254
Death benefits received from bank owned life insurance	--	(1,045)	(361)

Adjusted Operating Earnings	$14,322	$14,643	$14,483

The adjusted efficiency ratio is a non-GAAP financial measure that is computed by dividing non-interest expense, excluding gains or losses on other real estate owned, by the sum of net interest income on a tax equivalent basis and non-interest income before impairment losses on securities, gain on sale of securities and death benefits received from bank owned life insurance. We believe that this measure provides investors with important information about our operating efficiency. Comparison of our adjusted efficiency ratio with those of other companies may not be possible because other companies may calculate the adjusted efficiency ratio differently. Calculation of the adjusted efficiency ratio for the three months and nine months ended September 30, 2011 and September 30, 2010 is as follows:

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Summary Operating Results:
Non-interest expense	$14,347	$14,598	$42,841	$42,115

Net interest income	26,729	27,181	79,700	78,218
Non-interest income	1,940	3,105	5,672	4,800
Impairment loss on securities	--	--	732	1,519
Gain on sale of securities	--	--	(503)	(139)
Death benefits received from bank owned life insurance	--	(1,045)	(361)	(1,045)

Total (1)	$28,669	$29,241	$85,240	$83,353

Efficiency Ratio, adjusted	49.4%	49.3%	49.6%	49.9%

(1)

Tax Equivalent Income of $29,048 for the three months ended September 30, 2011 and $86,394 for the nine months ended September 30, 2011. Tax Equivalent Income of $30,657 for the three months ended September 30, 2010 and $85,402 for the nine months ended June 30, 2011.

The tangible common equity ratio is a non-GAAP financial measure representing the ratio of tangible common equity to tangible assets. Tangible common equity and tangible assets are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible common equity for the Company by excluding the balance of intangible assets and outstanding preferred stock issued to the U.S. Treasury from total stockholders’ equity. We calculate tangible assets by excluding the balance of intangible assets from total assets. We had no intangible assets for the periods presented. We believe that this is consistent with the treatment by regulatory agencies, which exclude intangible assets from the calculation of regulatory capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not substitutes for an analysis based on a GAAP measure. As other companies may use different calculations for non-GAAP measures, our presentation may not be comparable to other similarly titled measures reported by other companies. Calculation of the Company’s tangible common equity ratio as of September 30, 2011, September 30, 2010, June 30, 2011 and March 31, 2011 is as follows:

(in thousands)	As of September 30,		June 30, March 31,
	2011	2010	2011	2011
Tangible common equity:
Total stockholders’ equity	$275,546	$247,012	$267,124	$253,373

Less:
Outstanding TARP senior preferred stock	66,794	65,082	66,334	65,873
Intangible assets	--	--	--	--
Tangible common equity	$208,752	$181,930	$200,790	$187,500

Total tangible assets	$2,942,323	$2,846,003	$2,797,775	$2,783,633

Tangible common equity ratio	7.17%	6.39%	7.18%	6.74%

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies, including but not limited to our outlook on earnings, including our future net interest margin, and statements regarding asset quality, , our loan and investment security portfolios, projected growth, capital position, capital strategies, our plans regarding and expected future levels of our non-performing assets, business opportunities in our markets, and general economic conditions. When we use words such as “may”, “will”, “anticipates”, “believes”, “expects”, “plans”, “estimates”, “potential”, “continue”, “should”, and similar words or phrases, you should consider them as identifying forward-looking statements. These forward-looking statements are not guarantees of future performance. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this release and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance. For additional information regarding factors that could affect the Company's operations and results, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and other reports filed with and furnished to the Securities and Exchange Commission.

Virginia Commerce Bancorp, Inc.
Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	% Change	2011	2010	% Change
Summary Operating Results:
Interest and dividend income	$35,403	$37,832	-6.4%	$106,558	$111,720	-4.6%
Interest expense	8,674	10,651	-18.6%	26,858	33,502	-19.8%
Net interest income	26,729	27,181	-1.7%	79,700	78,218	1.9%
Provision for loan losses	3,933	5,100	-22.9%	11,210	13,538	-17.2%
Non-interest income	1,940	3,105	-37.5%	5,672	4,800	18.2%
Non-interest expense	14,893	15,311	-2.7%	43,863	44,806	-2.1%
Income before income taxes	9,843	9,875	-0.3%	30,299	24,674	22.8%
Net income	$6,566	$6,958	-5.6%	$ 20,368	$16,998	19.8%
Effective dividend on preferred stock	1,349	1,250	7.9%	4,012	3,752	6.9%
Net income available to common stockholders	$5,217	$5,708	-8.6%	$ 16,356	$13,246	23.5%

Performance Ratios:
Return on average assets	0.91%	0.97%		0.97%	0.81%
Return on average equity	9.61%	11.66%		10.48%	9.92%
Net interest margin	3.85%	3.96%		3.95%	3.88%
Efficiency ratio, adjusted	49.4%	49.3%		49.6%	49.9%

Per Share Data:
Earnings per common share-basic	$0.18	$0.21	-14.3%	$0.55	$0.49	12.2%
Earnings per common share-diluted	$0.17	$0.20	-15.0%	$0.53	$0.46	15.2%
Average number of shares outstanding:
Basic	29,746,581	27,599,007		29,557,306	27,159,404
Diluted	30,866,862	28,893,969		30,656,489	28,486,251

	As of September 30,
	2011	2010	% Change		06/30/11	3/31/11
Selected Balance Sheet Data:
Loans, net	$2,097,042	$2,178,034	-3.7%		$2,094,949	$2,122,309
Investment securities	602,565	380,915	58.2%		511,052	417,071
Assets	2,942,323	2,846,003	3.4%		2,797,775	2,783,633
Deposits	2,368,939	2,323,478	2.0%		2,253,742	2,256,970
Stockholders’ equity	275,546	247,012	11.6%		267,124	253,373
Book value per common share	$6.89	$6.09	13.1%		$6.62	$6.18

Capital Ratios (% of risk weighted assets):
Tier 1 capital:
Company	14.46%	12.96%			14.35%	13.96%
Bank	14.17%	12.55%			13.99%	13.57%
Total qualifying capital:
Company	15.71%	14.21%			15.60%	15.21%
Bank	15.42%	13.80%			15.24%	14.82%
Tier 1 leverage:
Company	11.60%	10.84%			11.67%	11.48%
Bank	11.39%	10.52%			11.41%	11.16%
Tangible common equity:
Company	7.17%	6.39%			7.18%	6.74%

	As of September 30,
(Dollars in thousands)	2011	2010	06/30/11	3/31/11

Asset Quality:
Non-performing assets:
Non-accrual loans:
Commercial	$5,486	$5,176	$4,932	$5,622
Real estate-one-to-four family residential:
Permanent first and second	1,960	6,554	1,982	2,781
Home equity loans and lines	3,051	724	2,990	3,325
Total real estate-one-to-four family residential	$5,011	$7,278	$4,972	$6,106
Real estate-multi-family residential	486	--	495	--
Real estate-non-farm, non-residential:
Owner-occupied	3,689	5,251	6,516	8,016
Non-owner-occupied	3,878	1,204	7,831	1,988
Total real estate-non-farm, non-residential	$7,567	$6,455	$14,347	$10,004
Real estate-construction:
Residential-builder	20,181	31,138	25,393	24,234
Commercial	6,083	6,861	8,586	8,625
Total real estate-construction	$26,264	$37,999	$33,979	$32,859
Consumer	22	110	18	18
Total non-accrual loans	44,836	57,018	58,743	54,609
OREO	10,377	24,395	14,690	18,879
Total non-performing assets	$55,213	$81,413	$73,433	$73,488

Loans 90+ days past due and still accruing:
Commercial	$89	$149	$--	$--
Real estate-one-to-four family residential:
Permanent first and second	--	--	--	--
Home equity loans and lines	--	369	--	--
Total real estate-one-to-four family residential	$--	$369	$--	$--
Real estate-multi-family residential	--	--	--	--
Real estate-non-farm, non-residential:
Owner-occupied	--	361	--	25
Non-owner-occupied	--	--	350	--
Total real estate-non-farm, non-residential	$--	$361	$350	$25
Real estate-construction:
Residential-owner-occupied	--	--	393	--
Residential-builder	574	--	564	--
Commercial	--	--	--	--
Total real estate-construction	$574	$--	$957	$--
Consumer	--	100	--	--
Total loans 90+ days past due and still accruing	$663	$979	$1,307	$25

Total non-performing assets and past due loans	$55,876	$82,392	$74,740	$73,513

Troubled debt restructurings	$71,686	$105,617	$81,070	$91,876

Non-performing assets
to total loans:	2.57%	3.63%	3.41%	3.37%
to total assets:	1.88%	2.86%	2.62%	2.64%
Non-performing assets and past due loans
to total loans:	2.60%	3.67%	3.47%	3.37%
to total assets:	1.90%	2.90%	2.67%	2.64%
Allowance for loan losses to total loans	2.30%	2.80%	2.47%	2.59%
Allowance for loan losses to non-performing loans	108.58%	108.24%	88.62%	103.35%

Total allowance for loan losses	$49,405	$62,776	$53,217	$56,465

	As of September 30,
(Dollars in thousands)	2011	2010	06/30/11	3/31/11

Loans 30 to 89 days past due
Commercial	$671	$1,237	$1,812	$1,063
Real estate-one-to-four family residential:
Permanent first and second	1,761	1,813	2,815	2,376
Home equity loans and lines	99	786	339	89
Total real estate-one-to-four family residential	$1,860	$2,599	$3,154	$2,465
Real estate-multi-family residential	--	--	--	495
Real estate-non-farm, non-residential:
Owner occupied	3,582	12,463	4,908	--
Non-owner-occupied	6,072	174	4,688	5,940
Total real estate-non-farm, non-residential	$9,654	$12,637	$9,596	$5,940
Real estate-construction:
Residential-owner-occupied	--	--	--	--
Residential-builder	573	1,372	574	378
Commercial	--	--	--	--
Total real estate-construction	$573	$1,372	$574	$378
Consumer	43	36	35	63
Farmland	--	--	--	--
Total loans 30 to 89 days past due	$12,801	$17,881	$15,171	$10,404

	For nine months ended September 30,		For six months ended	For three months ended
	2011	2010	06/30/11	3/31/11

Net charge-offs
Commercial	$1,559	$3,919	$869	$395
Real estate-one-to-four family residential:
Permanent first and second	2,101	2,368	1,777	1,597
Home equity loans and lines	769	77	766	729
Total real estate-one-to-four family residential	$2,870	$2,445	$2,543	$2,326
Real estate-multi-family residential	--	--	--	--
Real estate-non-farm, non-residential:
Owner-occupied	171	1,350	52	54
Non-owner-occupied	6,267	1,479	4,577	1,530
Total real estate-non-farm, non-residential	$6,438	$2,829	$4,629	$1,584
Real estate-construction:
Residential-owner-occupied	--	368	--	--
Residential-builder	5,796	6,361	1,830	910
Commercial	7,494	(233)	6,595	6,595
Total real estate-construction	$13,290	$6,496	$8,425	$7,505
Consumer	90	225	36	10
Farmland	--	--	--	--
Total net charge-offs	$24,247	$15,914	$16,502	$11,820
Net charge-offs to average loans outstanding	1.11%	0.70%	0.75%	0.54%

Total provision for loan losses	$11,210	$13,538	$7,277	$5,843

Troubled Debt Restructurings (TDRs) - By Loan Type
As of September 30, 2011	Reviewable TDRs			Permanent TDRs			Total TDRs
	# of Loans	Balance	As % of Balance	# of Loans	Balance	As % of Balance	# of Loans	Balance	As % of Balance
Loan Type:
Commercial	2	$3,125	9.3%	4	$6,371	16.8%	6	$9,496	13.2%
Real estate-one-to-four family residential:
Permanent first and second	10	2,699	8.0%	3	1,500	3.9%	13	4,199	5.9%
Home equity loans and lines	--	--	0.0%	--	--	0.0%	--	--	0.0%
Total real estate-one-to-four family residential	10	$2,699	8.0%	3	$1,500	3.9%	13	$4,199	5.9%
Real estate-multi-family residential	--	--	0.0%	--	--	0.0%	0	$0	0.0%
Real estate-non-farm, non-residential:
Owner-occupied	3	1,620	4.8%	1	2,752	7.2%	4	4,372	6.1%
Non-owner-occupied	7	25,730	76.4%	2	4,949	13.0%	9	30,679	42.8%
Total real estate-non-farm, non-residential	10	$27,350	81.2%	3	$7,701	20.3%	13	$35,051	48.9%
Real estate-construction:
Residential-owner-occupied	--	--	0.0%	--	--	0.0%	--	--	0.0%
Residential-builder	--	--	0.0%	4	7,027	18.5%	4	7,027	9.8%
Commercial	1	465	1.4%	4	15,416	40.6%	5	15,881	22.2%
Total real estate-construction	1	$465	1.4%	8	$22,443	59.0%	9	$22,908	32.0%
Consumer	2	32	0.1%	--	--	0.0%	2	32	0.0%
Farmland	--	--	0.0%	--	--	0.0%	--	--	0.0%
Total	25	$33,671	100.0%	18	$38,015	100.0%	43	$71,686	100.0%

Troubled Debt Restructurings (TDRs) - By Quarterly Review / Maturity Date
As of September 30, 2011	Reviewable TDRs			Permanent TDRs			Total TDRs
	# of Loans	Balance	As % of Balance	# of Loans	Balance	As % of Balance	# of Loans	Balance	As % of Balance
Review / Maturity by Quarter:
2011
4th Quarter	10	12,151	36.1%	5	11,065	29.1%	15	23,216	32.4%
2012
1st Quarter	7	4,670	13.9%	--	--	0.0%	7	4,670	6.5%
2nd Quarter	2	1,595	4.7%	1	1,826	4.8%	3	3,421	4.8%
3rd Quarter	4	14,540	43.2%	--	--	0.0%	4	14,540	20.3%
4th Quarter	--	--	0.0%	4	11,450	30.1%	4	11,450	16.0%
Total 2012:	13	$20,805	61.8%	5	$13,276	34.9%	18	$34,081	47.5%
2013 & beyond	2	715	2.1%	8	13,674	36.0%	10	14,389	20.1%
Total	25	$33,671	100.0%	18	$38,015	100.0%	43	$71,686	100.0%

Troubled Debt Restructurings (TDRs) Migration by Quarter
As of September 30, 2011 (000s)	4/1/09 to 6/30/09	7/1/09 to 9/30/09	10/1/09 to 12/31/09	1/1/10 to 3/31/10	4/1/10 to 6/30/10	7/1/10 to 9/30/10	10/1/10 to 12/31/10
Period Beginning Balance	--	$33,309	$37,425	$71,885	$80,993	$96,976	$105,617

Additions:
New Loans Added	$33,309	$5,226	$37,663	$23,477	$21,720	$12,698	$12,377
Loan Advances	--	974	348	219	472	220	531
Subtotal Additions:	$33,309	$6,200	$38,011	$23,696	$22,192	$12,918	$12,908

Deductions:
Sales Proceeds	--	$944	$1,530	$1,218	$761	--	$125
Payments	--	317	174	50	1,202	1,138	433
Reviews	--	--	229	75	3,714	2,468	--
Upgrades	--	--	--	--	--	--	11,000
Partial TDR Charge-Offs	--	--	--	--	--	--	--
Transfers to NPA	--	823	1,618	13,245	532	671	3,971
Subtotal Deductions:	--	$2,084	$3,551	$14,588	$6,209	$4,277	$15,529

Net Increase / (Decrease)	$33,309	$4,116	$34,460	$9,108	$15,983	$8,641	($ 2,621)

% Increase / (Decrease) from Preceding Period		12.4%	92.1%	12.7%	19.7%	8.9%	(2.5%)

Period Ended Balance	$33,309	$37,425	$71,885	$80,993	$96,976	$105,617	$102,996

	1/1/11 to 3/31/11	4/1/11 to 6/30/11	7/1/11 to 9/30/11	TOTAL
Period Beginning Balance	$102,996	$91,876	$81,070

Additions:
New Loans Added	$3,188	$116	$984	$150,758
Loan Advances	486	197	53	3,500
Subtotal Additions:	$3,674	$313	$1,037	$154,258

Deductions:
Sales Proceeds	$367	$126	$4,597	$9,668
Payments	1,989	1,715	532	7,550
Reviews	5,731	640	4,292	17,149
Upgrades	--	--	--	11,000
Partial TDR Charge-Offs	5,656	3,000	--	8,656
Transfers to NPA	1,051	5,638	1,000	28,549
Subtotal Deductions:	$14,794	$11,119	$10,421	$82,572

Net Increase / (Decrease)	($ 11,120)	($10,806)	($9,384)	$71,686

% Increase / (Decrease) from Preceding Period	(10.8%)	(11.8%)	(11.6%)

Period Ended Balance	$91,876	$81,070	$71,686	$71,686

	As of September 30,
(Dollars in thousands)	2011	2010	% Change	06/30/11	% Change

Loan Portfolio:
Commercial	$229,651	$207,909	10.5%	$233,052	-1.5%
Real estate-one-to-four family residential:
Permanent first and second	261,171	288,318	-9.4%	261,336	-0.1%
Home equity loans and lines	125,409	134,159	-6.5%	125,886	-0.4%
Total real estate-one-to-four family residential	$386,580	$422,477	-8.5%	$387,222	-0.2%
Real estate-multi-family residential	72,472	86,896	-16.6%	85,667	-15.4%
Real estate-non-farm, non-residential:
Owner-occupied	466,432	476,812	-2.2%	454,960	2.5%
Non-owner-occupied	659,871	662,695	-0.4%	648,619	1.7%
Total real estate-non-farm, non-residential	$1,126,303	$1,139,507	-1.2%	$1,103,579	2.1%
Real estate-construction:
Residential-owner-occupied	12,800	15,152	-15.5%	17,212	-25.6%
Residential-builder	138,921	174,896	-20.6%	134,002	3.7%
Commercial	171,922	185,444	-7.3%	178,144	-3.5%
Total real estate-construction	$323,643	$375,492	-13.8%	$329,358	-1.7%
Consumer	8,882	9,794	-9.3%	10,438	-14.9%
Farmland	2,538	2,410	5.3%	2,498	1.6%
Total loans	$2,150,069	$2,244,485	-4.2%	$2,151,814	-0.1%
Less unearned income	3,622	3,675	-1.4%	3,648	-0.7%
Less allowance for loan losses	49,405	62,776	-21.3%	53,217	-7.2%
Loans, net	$2,097,042	$2,178,034	-3.7%	$2,094,949	0.1%

(Dollars in thousands)	As of September 30, 2011
Residential, Acquisition, Development and Construction By County/Jurisdiction of Origination:	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge- offs as a % of Outstandings
District of Columbia	$5,648	3.7%	$--	--	--
Montgomery, MD	--	--	--	--	--
Prince Georges, MD	16,615	11.0%	11,325	7.5%	0.7%
Other Counties in MD	6,348	4.2%	--	--	--
Arlington/Alexandria, VA	28,734	18.9%	--	--	0.3%
Fairfax, VA	37,204	24.5%	826	0.5%	0.1%
Culpeper/Fauquier, VA	1,108	0.7%	362	0.2%	0.3%
Frederick, VA	3,730	2.5%	3,730	2.5%	1.7%
Loudoun, VA	16,080	10.6%	248	0.2%	--
Prince William, VA	9,873	6.5%	1,026	0.7%	0.8%
Spotsylvania, VA	353	0.2%	--	--	--
Stafford, VA	20,698	13.6%	2,664	1.8%	--
Other Counties in VA	2,051	1.4%	--	--	--
Outside VA, D.C. & MD	3,279	2.2%	--	--	--
	$151,721	100.0%	$20,181	13.4%	3.9%

(Dollars in thousands)	As of September 30, 2011
Commercial, Acquisition, Development and Construction By County/Jurisdiction of Origination:	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge- offs as a % of Outstandings
District of Columbia	$3,074	1.8%	$--	--	--
Montgomery, MD	1,809	1.1%	--	--	--
Prince Georges, MD	12,490	7.3%	--	--	--
Other Counties in MD	2,213	1.3%	--	--	--
Arlington/Alexandria, VA	6,799	4.0%	640	0.4%	0.5%
Fairfax, VA	27,355	15.9%	2,800	1.6%	--
Culpeper/Fauquier, VA	3,020	1.8%	--	--	--
Frederick, VA	5,767	3.4%	--	--	--
Henrico, VA	891	0.5%	--	--	--
Loudoun, VA	20,936	12.2%	579	0.3%	2.6%
Prince William, VA	51,926	30.2%	2,064	1.2%	1.2%
Spotsylvania, VA	1,740	1.0%	--	--	--
Stafford, VA	28,439	16.5%	--	--	--
Other Counties in VA	5,463	3.2%	--	--	--
Outside VA, D.C. & MD	--	--	--	--	--
	$171,922	100.0%	$6,083	3.5%	4.3%

(Dollars in thousands)	As of September 30, 2011
Non-Farm/Non-Residential By County/Jurisdiction of Origination:	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge- offs as a % of Outstandings
District of Columbia	$86,196	7.7%	$--	--	--
Montgomery, MD	27,494	2.4%	--	--	--
Prince Georges, MD	50,975	4.5%	--	--	--
Other Counties in MD	56,745	5.0%	--	--	--
Arlington/Alexandria, VA	186,366	16.5%	1,258	0.1%	--
Fairfax, VA	277,009	24.6%	1,150	0.1%	--
Culpeper/Fauquier, VA	3,377	0.3%	--	--	--
Frederick, VA	4,323	0.4%	--	--	--
Henrico, VA	25,765	2.3%	--	--	0.3%
Loudoun, VA	106,135	9.4%	1,425	0.1%	0.2%
Prince William, VA	203,050	18.0%	909	0.1%	--
Spotsylvania, VA	16,691	1.5%	--	--	--
Stafford, VA	19,761	1.8%	--	--	--
Other Counties in VA	54,216	4.8%	2,825	0.3%	0.1%
Outside VA, D.C. & MD	8,199	0.7%	--	--	--
	$1,126,303	100.0%	$7,567	0.7%	0.3%

Of this total of $1.1 billion in non-farm/non-residential real estate loans, approximately $13.6 million will mature in 2011, $94.1 million in 2012 and $95.4 million in 2013.

	As of September 30,
(Dollars in thousands)	2011	2010	% Change	06/30/11	% Change

Investment Securities (at book value):
Available-for-sale (AFS):
U.S. government agency obligations	$500,872	$279,630	79.1%	$410,431	22.0%
Pooled trust preferred securities	455	1,198	-62.0%	450	1.1%
Obligations of states and political subdivisions	68,143	61,232	11.3%	66,080	3.1%
	$569,470	$342,060	66.5%	$476,961	19.4%
Held-to-maturity (HTM):
U.S. government agency obligations	$4,260	$7,047	-39.5%	$4,864	-12.4%
Obligations of states and political subdivisions	28,835	31,808	-9.3%	29,227	-1.3%
	$33,095	$38,855	-14.8%	$34,091	-2.9%

Virginia Commerce Bancorp, Inc. Consolidated Balance Sheets (Dollars in thousands, except per share data) As of September 30, (Unaudited)

	2011	2010
Assets
Cash and due from banks	$30,925	$34,520
Investment securities, AFS (fair value: 2011, $569,470; 2010, $342,061)	569,470	342,060
Investment securities, HTM (fair value: 2011, $35,910; 2010, $42,673)	33,095	38,855
Restricted stocks, at cost	11,355	11,752
Federal funds sold	--	113,250
Interest bearing deposits in other banks	99,000	--
Loans held-for-sale	17,464	14,175
Loans, net of allowance for loan losses of $49,405 in 2011 and $62,776 in 2010	2,097,042	2,178,034
Bank premises and equipment, net	11,442	12,224
Accrued interest receivable	10,258	10,617
Other real estate owned, net of valuation allowance of $6,361 in 2011, and $6,001 in 2010	10,377	24,395
Other assets	51,895	66,121
Total assets	$2,942,323	$2,846,003
Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$389,533	$269,703
Savings and interest-bearing demand deposits	1,187,329	1,223,748
Time deposits	792,077	830,027
Total deposits	$2,368,939	$2,323,478
Securities sold under agreement to repurchase and federal funds purchased	201,652	178,632
Other borrowed funds	25,000	25,000
Trust preferred capital notes	66,506	66,249
Accrued interest payable	2,580	3,173
Other liabilities	2,100	2,459
Total liabilities	$2,666,777	$2,598,991
Stockholders’ Equity
Preferred stock, net of discount, $1.00 par, 1,000,000 shares authorized, Series A; $1,000.00 stated value; 71,000 issued and outstanding	$66,794	$65,082
Common stock, $1.00 par, 50,000,000 shares authorized, issued and outstanding 2011, 29,751,460 including 49,998 in unvested restricted stock issued; 2010, 28,893,186 including 9,335 in unvested restricted stock issued	29,702	28,884
Surplus	108,543	104,693
Warrants	8,520	8,520
Retained earnings	55,565	35,918
Accumulated other comprehensive income, net	6,422	3,915
Total stockholders’ equity	$275,546	$247,012
Total liabilities and stockholders’ equity	$2,942,323	$2,846,003

Virginia Commerce Bancorp, Inc. Consolidated Statements of Operations (Dollars in thousands except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Interest and dividend income:
Interest and fees on loans	$31,456	$33,997	$95,144	$100,138
Interest and dividends on investment securities:
Taxable	3,185	3,131	9,177	9,722
Tax-exempt	593	554	1,777	1,456
Dividends on restricted stocks	95	91	287	267
Interest on federal funds sold	53	59	152	137
Interest on deposits in other banks	21	--	21	--
Total interest and dividend income	$35,403	$37,832	$106,558	$111,720
Interest expense:
Deposits	$6,485	$8,113	$20,178	$25,972
Securities sold under agreement to repurchase
and federal funds purchased	965	1,023	2,859	3,022
Other borrowed funds	272	272	806	806
Trust preferred capital notes	952	1,243	3,015	3,702
Total interest expense	$8,674	$10,651	$26,858	$33,502
Net interest income	$26,729	$27,181	$79,700	$78,218
Provision for loan losses	3,933	5,100	11,210	13,538
Net interest income after provision for loan losses	$22,796	$22,081	$68,490	$64,680
Non-interest income:
Service charges and other fees	$839	$841	$2,430	$2,555
Non-deposit investment services commissions	340	222	1,053	529
Fees and net gains on loans held-for-sale	744	908	1,799	1,737
Gain on sale of securities	--	--	503	139
Impairment loss on securities	--	--	(732)	(1,519)
Other	17	1,134	619	1,359
Total non-interest income	$1,940	$3,105	$5,672	$4,800
Non-interest expense:
Salaries and employee benefits	$6,591	$6,253	$19,676	$18,239
Occupancy expense	2,293	2,414	7,006	7,534
FDIC insurance	864	1,312	3,394	3,953
Loss on other real estate owned	546	713	1,022	2,691
Franchise tax expense	780	720	2,326	2,155
Data processing expense	652	553	1,942	1,806
Other operating expense	3,167	3,346	8,497	8,428
Total non-interest expense	$14,893	$15,311	$43,863	$44,806
Income before taxes	$9,843	$9,875	$30,299	$24,674
Provision for income taxes	3,277	2,917	9,931	7,676
Net income	$6,566	$6,958	$20,368	$16,998
Effective dividend on preferred stock	1,349	1,250	4,012	3,752
Net income available to common stockholders	$5,217	$5,708	$16,356	$13,246
Earnings per common share, basic	$0.18	$0.21	$0.55	$0.49
Earnings per common share, diluted	$0.17	$0.20	$0.53	$0.46

Virginia Commerce Bancorp, Inc. Consolidated Average Balances, Yields, and Rates Three Months Ended September 30, (Unaudited)

	2011			2010
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$524,271	$3,778	3.11%	$382,399	$3,685	4.04%
Restricted stock	11,561	95	3.26%	11,752	91	3.06%
Loans, net of unearned income (2)	2,147,176	31,456	5.83%	2,249,901	33,997	6.01%
Interest-bearing deposits in other banks	34,887	21	0.23%	379	--	0.11%
Federal funds sold	75,900	53	0.27%	103,072	59	0.23%
Total interest-earning assets	$2,793,795	$35,403	5.08%	$2,747,503	$37,832	5.50%
Other assets	82,006			87,488
Total Assets	$2,875,801			$2,834,991

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$317,245	$527	0.66%	$350,711	$749	0.85%
Money market accounts	221,202	559	1.00%	157,157	447	1.13%
Savings accounts	655,941	1,452	0.88%	696,270	2,499	1.42%
Time deposits	779,997	3,947	2.01%	851,433	4,418	2.06%
Total interest-bearing deposits	$1,974,385	$6,485	1.30%	$2,055,571	$8,113	1.57%
Securities sold under agreement to repurchase and federal funds purchased	192,823	965	1.99%	183,564	1,023	2.21%
Other borrowed funds	25,000	272	4.25%	25,000	272	4.25%
Trust preferred capital notes	66,471	952	5.60%	66,217	1,243	7.35%
Total interest-bearing liabilities	$2,258,679	$8,674	1.52%	$2,330,352	$10,651	1.81%
Demand deposits and other liabilities	346,155			267,952
Total liabilities	$2,604,834			$2,598,304
Stockholders’ equity	270,967			236,687
Total liabilities and stockholders’ equity	$2,875,801			$2,834,991
Interest rate spread			3.56%			3.69%
Net interest income and margin		$26,729	3.85%		$27,181	3.96%
(1)

Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2)

Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $1.0 million and $672 thousand for the three months ended September 30, 2011 and 2010, respectively.

Virginia Commerce Bancorp, Inc. Consolidated Average Balances, Yields, and Rates Nine Months Ended September 30, (Unaudited)

	2011			2010
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$458,694	$10,954	3.41%	$361,101	$11,178	4.25%
Restricted stock	11,616	287	3.30%	11,752	267	3.03%
Loans, net of unearned income (2)	2,176,604	95,144	5.86%	2,265,573	100,138	5.92%
Interest-bearing deposits in other banks	12,125	21	0.23%	204	--	0.09%
Federal funds sold	74,906	152	0.27%	79,399	137	0.23%
Total interest-earning assets	$2,733,945	$106,558	5.27%	$2,718,029	$111,720	5.53%
Other assets	87,199			87,186
Total Assets	$2,821,144			$2,805,215

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$320,380	$1,775	0.74%	$333,984	$2,378	0.95%
Money market accounts	198,605	1,543	1.04%	153,121	1,418	1.24%
Savings accounts	672,553	4,965	0.99%	646,466	7,477	1.55%
Time deposits	780,310	11,895	2.04%	912,538	14,699	2.15%
Total interest-bearing deposits	$1,971,848	$20,178	1.37%	$2,046,109	$25,972	1.70%
Securities sold under agreement to repurchase and federal funds purchased	181,226	2,859	2.11%	183,627	3,022	2.20%
Other borrowed funds	25,000	806	4.25%	25,000	806	4.25%
Trust preferred capital notes	66,409	3,015	5.99%	66,154	3,702	7.38%
Total interest-bearing liabilities	$2,244,483	$26,858	1.60%	$2,320,890	$33,502	1.93%
Demand deposits and other liabilities	316,829			255,109
Total liabilities	$2,561,312			$2,575,999
Stockholders’ equity	259,832			229,216
Total liabilities and stockholders’ equity	$2,821,144			$2,805,215
Interest rate spread			3.67%			3.60%
Net interest income and margin		$79,700	3.95%		$78,218	3.88%

(1)

Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2)

Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $3.0 million and $2.0 million for the nine months ended September 30, 2011 and 2010, respectively.

CONTACT:
For further information:
Virginia Commerce Bancorp, Inc.
Wilmer L. Tinley, Jr., 703-633-6120
Interim Chief Financial Officer
wtinley@vcbonline.com